                                                                     EXHIBIT 5.1

                   [Concentra Managed Care, Inc. Letterhead]



                              September 23, 1997


Concentra Managed Care, Inc.
312 Union Wharf
Boston, Massachusetts  02109

Ladies and Gentlemen:

     I have acted as counsel for Concentra Managed Care, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "ACT"), of 4,300,000 shares of common stock, par value $.01 per share (the "SHARES"), of the Company pursuant to the Company's Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission (the "COMMISSION") on September 23, 1997.

     In reaching the opinions set forth herein, I have examined and am familiar with the originals or copies, certified or otherwise, of such documents and records of the Company and OccuSystems, and such statutes, regulations, and other instructions as I have deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, (iii) the By-Laws of the Company and (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company.

     I have assumed that (i) all information contained in all documents reviewed by me is true, correct, and complete, (ii) all signatures on all documents reviewed by me are genuine, (iii) all documents submitted to me as originals are true and complete, (iv) all documents submitted to me as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering originals or copies of documents examined by me were competent to execute and deliver such documents. In addition, I have assumed that (i) the Shares will be issued in accordance with the Company's 1997 Employee Stock Purchase Plan or, upon exercise of the options (the "OPTIONS") granted pursuant to the Company's 1997 Long-Term Incentive Plan (the "LONG-TERM INCENTIVE PLAN"), in accordance with the Long-Term Incentive Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will such consideration be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law (the "DGCL").

     Based on the foregoing and having due regard for the legal considerations I deem relevant, I am of the opinion that the Shares will be validly issued, fully paid and non-assessable.

     This opinion is limited in all respects to the laws of the State of Texas, the DGCL, and the federal laws of the United States of America. You should be aware that I am not admitted to the practice of law in the State of Delaware, and the opinion herein as to the DGCL is based upon the latest unofficial compilation thereof available to me.

     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    /s/ RICHARD A. PARR II

                                    Richard A. Parr II
                                    General Counsel